Stradley Ronon Stevens & Young, LLP
                                                        2600 One Commerce Square
                                                     Philadelphia, PA 19103-7098
                                                          Telephone 215.564.8000
                                                                Fax 215.564.8120
                                                                www.stradley.com




                                  July 31, 2009

Aberdeen Funds
1735 Market Street, 32nd Floor
Philadelphia, PA 19103

Dear Sir or Madam:

         We have acted as counsel for Aberdeen Funds, a Delaware statutory trust (the "Trust"), in connection with the proposed acquisition by the Aberdeen Emerging Markets Institutional Fund, a series of the Trust (the "Acquiring Fund") of the assets and liabilities of the Aberdeen Emerging Markets Fund, a series of The Advisors' Inner Circle Fund II, a Massachusetts business trust, in exchange for shares of the Acquiring Fund (the "Reorganization").

         This opinion relates to shares of beneficial interest of the Trust (the "Shares") (no par value per Share) to be issued in the Reorganization, and is furnished in connection with the filing of the Trust's Registration Statement on Form N-14 under the Securities Act of 1933, as amended, with respect to the Reorganization (the "Registration Statement") with the U.S. Securities and Exchange Commission.

         In connection with giving this opinion, we have examined copies of the Trust's Certificate of Trust as filed with the Secretary of State of Delaware, Amended and Restated Agreement and Declaration of Trust (the "Trust Agreement"), Amended and Restated Bylaws of the Trust, resolutions of the Board of Trustees of the Trust adopted by written consent on May 12, 2009, and at a meeting held on June 9, 2009 (the "Resolutions"), a Certificate of Establishment and Designation of Additional Series and Share Class, and a Good Standing Certificate from the Secretary of State of the Delaware, and such other documents and records as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust. Additionally, we have assumed that: (i) the Trust will remain a valid and existing statutory trust under the laws of the State of Delaware, and the provisions relating to the issuance of the Shares will not be modified or eliminated; (ii) the registration with the Securities and Exchange Commission of an indefinite number of the Shares will remain effective; (iii) the Shares of the Acquiring Fund will be issued in accordance with the Trust Agreement, Amended and Restated By-laws and Resolutions relating to the creation, authorization and issuance of shares and to the Reorganization; (iv) the Shares will be issued against payment therefor as described in the Proxy Statement/Prospectus and Statement of Additional Information relating to the Reorganization included in the Registration Statement, and that such payment will have been at least equal to the net asset value of the Acquiring Fund's shares; (v) all documents submitted to us as originals are authentic, the signature(s) thereon are genuine and the persons signing the same were of legal capacity; (vi) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; and (vii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate.

         This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the Shares of the Trust, and does not extend to the securities or "blue sky" laws of the State of Delaware or other States.

         On the basis of and subject to the foregoing, we are of the opinion that upon (i) the execution of the Agreement and Plan of Reorganization with respect to the Reorganization (the "Reorganization Agreement") by duly authorized officers of the Trust; and (ii) the prior satisfaction of the conditions contained in the Reorganization Agreement, the Shares, when issued pursuant to the Reorganization Agreement and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Trust.

         This opinion is solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matter set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                        Very truly yours,

                                        Stradley Ronon Stevens & Young, LLP


                                        By: /s/  Kenneth L. Greenberg
                                            ------------------------------------
                                                 Kenneth L. Greenberg, a Partner